UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 12, 2012

PEGASUS TEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-162516	41-2039686
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

118 Chatham Road Syracuse, NY	13203
(Address of principal executive offices)	(Zip Code)

(315) 451-4722

 (Registrant’s telephone number, including area code)

 Mailing Address: P.O. Box 2843, Liverpool, NY 13089

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

(1)- (4) On November 23, 2011, Joseph C. Passalaqua (“ Mr. Passalaqua”), one of the  stockholders who were parties to a  common stock purchase  agreement dated as of March 22, 2011 (the “Agreement”) by and among Pegasus Tel, Inc. (the “Company”), Anthony Dibiase (“Dibiase”), Mr. Passalaqua and his wife (together “Passalaqua”),  terminated the Agreement as a result of Mr. Dibiase’s payment defaults under the Agreement.  Previously, Mr. Passalaqua gave written notice to Mr. Dibiase of his default under the Agreement, but Mr. Dibiase did not cure the default within the time period specified in the Agreement.  The Company has not incurred any penalty or other outcome as a result of the default by Mr. Dibiase; however, the management of the Company has been changed as a result of the default as described below.

Under the Agreement, Mr. Dibiase gave Passalaqua an irrevocable proxy executed March 22, 2011 (the “Proxy”) granting  Passalaqua the right to vote all of the shares of the Company’s common stock that were sold to Mr. Dibiase during the period before payment in full by Mr. Dibiase to Passalaqua of the purchase for the shares of common stock from Passalaqua.   The Proxy also extended to any and all additional shares of the Company  issued to Mr. Dibiase after the closing of the Agreement. On November 23, 2011, by virtue of exercising the Proxy, Mr. Passalaqua removed Mr. Dibiase as a director and officer of the company, and reinstated himself to those positions as the Company’s Chief Executive Officer and Chief Financial Officer, and the sole member of the Company’s board of directors.

Mr. Passalaqua submitted the information described above to the Company’s transfer agent for confirmation that the removal of Mr. Dibiase had been conducted in accordance with the terms and conditions of the Agreement and the Proxy, and the transfer agent confirmed this to Mr. Passalaqua on January 12, 2012.

Item 5.01 Changes in Control of Registrant.

(a)(1)-(7)  A change of control of the Company occurred on November 23, 2011 but was only confirmed and implemented by the Company’s transfer agent on January 12, 2012 as follows: Control was acquired by Mr. Joseph C. Passalaqua from Mr. Anthony Dibiase as a result of Mr. Passalaqua’s exercise of an irrevocable proxy dated March 22, 2011 (the “Proxy”) granted by Mr. Anthony Dibiase, the former CEO, sole director and majority stockholder of the Company.  The change of control resulted from Mr. Passalaqua’s declaring a default by Mr. Dibiase under a common stock purchase agreement dated March 22, 2011 (the “Agreement”) pursuant to which Mr. Dibiase purchased newly-issued shares of common stock of the Company in return for a series of installment payments to Passalaqua.

There were no funds used by Mr. Passalaqua for the change of control because the change of control resulted from the declaration of default under the Agreement and the implementation of the voting rights by Mr. Passalaqua under the Proxy.

There are no arrangements or understandings among members of both the former and new control groups and their associates with respect to the election of directors or other matters.

 (b)  The Company is not aware of any arrangements, including any pledge of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b) and (c) On November 23, 2011, the stockholders of the Company holding a majority in interest of the Company’s voting equity, approved by written consent and the members of the board of directors (the “Board”) of Pegasus Tel, Inc. (the “Company”) approved by unanimous written consent, (i) the removal of Mr. Anthony Dibiase from his positions as an officer and director of the Company, and (ii) the appointment of Mr. Joseph C. Passalaqua as Chief Executive Officer and Chief Financial Officer of the Company and as the sole member of the Board.  These changes were submitted to the Company’s transfer agent for approval with regard to altering the ownership of the Company and its management, and the transfer agent stated its approval of these changes on January 12, 2012 by giving written notice thereof to both Mr. Dibiase and Mr. Passalaqua, effective as of January 12, 2012.

Below is a description of Mr. Passalaqua’s professional work experience.  Mr. Passalaqua became the President and a Director of Biolog, Inc. on February 21, 2011.  He was the President, Treasurer and a Director of Hardwired Interactive, Inc. from October 2010 to November 2011.  He was the Secretary and Director of Pegasus Tel, Inc. from July 2010 until March 2011.  He became President and a Director of Plantation Lifecare Developers, Inc. in February 2009.  In addition, he is the sole owner of Greenwich Holdings, LLC. Previously, Mr. Passalaqua owned Laqua’s Chevrolet franchise and Laqua’s 481 Pontiac, Buick, GMC Truck Center dealerships until July 2008.  He was the Secretary of Digital Utilities Ventures, Inc. from March 2009 though July 2010.

Involvement in Certain Legal Proceedings

During the past five years no director or executive officer of the company (i) has been involved as a general partner or executive officer of any business which has filed a bankruptcy petition; (ii) has been convicted in any criminal proceeding nor is subject to any pending criminal proceeding; (iii) has been subjected to any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (iv) has been found by a court, the Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law.

Family Relationships

Mr. Passalaqua does not have a family relationship with any of the current officers or directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEGASUS TEL, INC. Registrant
Dated: January 17, 2012	By: /s/ Joseph C. Passalaqua Name: Joseph C. Passalaqua Title: Chief Executive Officer